Exhibit 99.2

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information is the result of combining the Company’s reported historical financial information with LINCO’s historical financial information and making adjustments to the combined information to reflect events that have occurred or that are assumed to have occurred because of the acquisition. The pro forma information should be read in conjunction with the Company’s previously reported historical financial statements and the LINCO financial statements included in this filing.

The unaudited pro forma condensed combined statements do not assume or include any possible cost savings or revenue opportunities that may be realized as a result of the combination. This condensed combined pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial position which would have resulted if the combination had been effected at the beginning of the periods presented or as of the date indicated or the financial position or results of operation which might be obtained in the future.

The following unaudited pro forma condensed combined financial information presents the financial position of the Company, including the effects of the purchase accounting adjustments and acquisition expenses, had the acquisition taken place at the dates identified (in thousands):

	First Mid	LINCO	Pro Forma
As of December 31, 2020	Bancshares, Inc.	Bancshares, Inc.	Transactions	Note	Pro Forma
Assets
Cash and due from banks	$417,281	$35,578	$(103,500)	(1)	$349,359
Investment Securities	887,169	124,440	264	(2)	1,011,873
Loans	3,138,419	865,967	(9,401)	(3)	3,994,985
Allowance for loan losses	(41,910)	(8,592)	6,583	(4)(5)	(43,919)
Other real estate owned	2,489	8,435	1,422	(6)	12,346
Premises and equipment	58,206	23,605	5,853	(7)	87,664
Goodwill	104,992	20,503	(11,547)	(8)	113,948
Core deposit intangible	23,128	137	2,025	(9)	25,290
Bank owned life insurance	68,955	30,275	-		99,230
Right of use asset	17,209	-	794	(10)	18,003
Other assets	50,410	13,802	1,736	(11)	65,948
Total assets	$4,726,348	$1,114,150	$(105,771)		$5,734,727
Liabilities
Deposits	$3,692,784	$894,884	$2,081	(12)	$4,589,749
Securities sold under agreements to repurchase	206,937	-	-		206,937
FHLB borrowings	93,969	39,441	975	(13)	134,385
Junior subordinated debentures, net	19,027	-	-		19,027
Subordinated debt, net	94,253	-	-		94,253
Lease liability	17,351	-	794	(10)	18,145
Other liabilities	33,799	6,979	(610)	(14)(15)	40,168
Total liabilities	4,158,120	941,304	3,240		5,102,664
Stockholders' equity	568,228	172,846	(109,011)	(16)(17)	632,063
Total liabilities and stockholders' equity	$4,726,348	$1,114,150	$(105,771)		$5,734,727

The following unaudited pro forma condensed combined financial information presents the results of operations of the Company, including the effects of the purchase accounting adjustments, had the acquisition taken place at the beginning of the period (dollars in thousands):

	First Mid Bancshares, Inc.	LINCO Bancshares, Inc.	Pro Forma Transactions
As of December 31, 2020				Note	Pro Forma
Interest income	$144,141	$44,470	$3,681	(18)	$192,292
Interest expense	16,729	9,198	(2,506)	(19)	23,421
Net interest income	127,412	35,272	6,187		168,871
Provision for credit losses	16,103	2,139	11,483	(20)	29,725
Non-interest income	59,520	6,708	-		66,228
Non-interest expense	111,087	32,357	2,935	(21)(22)	146,379
Income before taxes	59,742	7,484	(8,231)		58,995
Income tax expense (benefit)	14,472	-	(1,975)	(23)	12,497
Net income (loss)	$45,270	$7,484	$(6,256)		$46,498

Earnings per share:
Basic	$2.71				$2.59
Diluted	2.70				2.58

Basic weighted average shares	16,716,880		1,262,246	(24)	17,979,126
Diluted weighted average shares	16,762,856		1,262,246	(24)	18,025,102

Note 1 - Basis of Presentation

The Company acquired LINCO on February 22, 2021. The acquisition is accounted for under the acquisition method of accounting and, accordingly the assets and liabilities of LINCO, presented in these unaudited pro forma condensed combined financial statements have been adjusted to their fair values based upon conditions as of the merger date and as if the transaction had been effective on January 1, 2020 for statement of income data. Since these are unaudited pro forma statements, the Company cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies combined at that time. The fair values are estimates as of the date hereof and are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note 2 - Pro Forma Adjustments Footnotes

(1)	Cash portion paid for purchase of $103,500,000
(2)	Adjustment to reflect investments securities acquired at fair value
(3)

Adjustment to record loans acquired at fair value. Adjustment includes discounts based on expected lifetime credit losses for non-purchase credit impaired (“PCD”) loans, adjustments for interest rate differentials and elimination of existing fair value marks and deferred fees. Of this amount approximately $11.1 million is being accreted to interest income over the remaining term of the loans

(4)	To eliminate LINCO’s existing allowance for loan losses
(5)	Adjustment to reflect the credit discount on PCD loans

(6)	Adjustment to reflect other real estate owned acquired at fair value
(7)	Adjustment to reflect buildings and equipment acquired at fair value
(8)	Adjustment to record goodwill of $8.9 million resulting from the difference between the purchase price and the identifiable net assets as follows (in thousands):
Total purchase price		$147,691
Allocated to book value of assets and liabilities		153,202
		(5,511)
Adjustments to record assets and liabilities at fair value:
Investments	$(264)
Loans	9,401
Allowance for credit losses	(6,583)
Other real estate owned	(915)
Premises and equipment	(6,360)
Right of use asset	(794)
Core deposit intangible	(2,025)
Other assets	17,973
Time deposits	2,081
FHLB borrowings	975
Lease liability	794
Other liabilities	184
		14,467
		$8,956

(9)	To record core deposit intangible asset of $2,148,000, to be amortized over ten years, and to eliminate LINCO’s existing core deposit intangible asset of $123,000
(10)	To record initial value of right of use asset and lease liability
(11)	To record deferred tax asset for the effects of the acquisition accounting and other miscellaneous adjustments
(12)	Adjustment to reflect time deposits assumed at fair value. Amount is being accreted over the remaining term of the deposits
(13)	Adjustment to reflect FHLB advances assumed at fair value. Amount is being accreted over the remaining term of the advances
(14)	Adjustment to reflect deferred compensation liability at fair value
(15)	To eliminate LINCO’s existing allowance for off balance sheet credit exposure
(16)	To eliminate LINCO’s stockholders' equity and reflect fair value of 1,262,246 shares of the Company's common stock issued as consideration for the acquisition
(17)	To record special dividend paid to LINCO’s stockholders of $13 million and acquisition costs not recorded as of the balance sheet date
(18)	To reflect accretion of fair value adjustments on loans
(19)	To reflect accretion of fair value adjustments on time deposits and FHLB borrowings
(20)

To record initial allowance for credit losses for non-PCD loans. While the Company adopted CECL on January 1, 2020, no further adjustments to the historical amounts of LINCO’s provision for credit losses have been included in the unaudited pro forma condensed combined financial information

(21)	To record amortization of core deposit intangible

(22)	To reflect additional transactions costs incurred of approximately $2.6 million. Approximately $525,000 of costs were included in the results of operations of the Company as of December 31, 2020.
(23)	To reflect the tax effect on pro forma adjustments at the Company’s effective tax rate of 24%
(24)	To reflect the increase in common shares issued as consideration of the acquisition